UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2015

L-3 COMMUNICATIONS HOLDINGS, INC.

L-3 COMMUNICATIONS CORPORATION

(Exact names of registrants as specified in their charters)

DELAWARE	001-14141 333-46983	13-3937434 13-3937436
(State or other Jurisdiction of Incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

600 THIRD AVENUE, NEW YORK, NEW YORK	10016
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (212) 697-1111

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. — Entry into a Material Definitive Agreement.

On December 7, 2015, L-3 Communications Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with CACI International Inc (“Parent”) and CACI, Inc.-Federal (“Buyer”), a subsidiary of Parent.

Pursuant to the Stock Purchase Agreement, and upon the terms and subject to the conditions described therein, the Company has agreed to sell all of the issued and outstanding shares of capital stock of L-3 National Security Solutions, Inc. and L-3 Data Tactics Corporation, each a wholly-owned subsidiary of the Company (together, the “Sold Companies”), to Buyer for an aggregate purchase price of $550 million in cash (the “Purchase Price”), subject to an adjustment for working capital and certain other items (the “Transaction”).

The Stock Purchase Agreement contains customary representations and warranties and covenants of Buyer and the obligation of Buyer to indemnify the Company for certain breaches of representations and warranties. The Stock Purchase Agreement also provides the parties with certain termination rights in specified circumstances, including if the closing of the Transaction does not occur on or prior to March 31, 2016, except that this date may be extended by either party for up to an additional 90 days in circumstances where antitrust approval has not yet been obtained.

Consummation of the Transaction is subject to the satisfaction of customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Moreover, each party’s obligation to consummate the Transaction is subject to certain other conditions, including without limitation (x) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers) and (y) the other party’s compliance with its covenants and agreements contained in the Stock Purchase Agreement (subject to customary materiality qualifiers). The consummation of the Transaction is not subject to any financing condition.

The foregoing summary of the Stock Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Stock Purchase Agreement filed herewith as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by reference. The Stock Purchase Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Buyer, Parent or the Sold Companies, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Transaction. The representations, warranties and covenants contained in the Stock Purchase Agreement were made only as of specified dates for the purposes of the Stock Purchase Agreement, were made solely for the benefit of the parties to the Stock Purchase Agreement and may be subject to qualifications and limitations agreed upon by the parties. In particular, the representations, warranties and covenants contained in the Stock Purchase Agreement and described above were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts, and may have been qualified by confidential disclosures. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and to reports and documents filed with the United States Securities and Exchange Commission. Accordingly, investors should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

ITEM 7.01. — Regulation FD Disclosure.

On December 8, 2015, the Company issued a press release announcing its intent to sell the Sold Companies. A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 and in the accompanying Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01. — Financial Statements and Exhibits.

(D)	Exhibits

Exhibit	Description

2.1	Stock Purchase Agreement, dated as of December 7, 2015, by and among L-3 Communications Corporation, CACI International Inc and CACI, Inc.-Federal

99.1	Press release dated December 8, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

L-3 COMMUNICATIONS HOLDINGS, INC. L-3 COMMUNICATIONS CORPORATION

By:	/s/ Allen E. Danzig
Name:	Allen E. Danzig
Title:	Vice President, Assistant General Counsel and Assistant Secretary

Dated: December 11, 2015